AGREEMENT

                                      AND

                            PLAN OF REORGANIZATION

                                     AMONG

                          BERGEN BRUNSWIG CORPORATION
                             DMC ACQUISITION CORP.
                          SOUTHEASTERN HOSPITAL SUPPLY
                                 CORPORATION
                              ELEANOR B. MANNING
                               RAY MANNING, JR.
                                 BETTY ROUSE
                            THE O.R. MANNING TRUST
                                     AND
                                 CAROL SHORT

                   TABLE OF CONTENTS
                   -----------------
                                                      PAGE
                                                      ----
AGREEMENT AND PLAN OF
  REORGANIZATION ...............................       1-1

ARTICLE I  DEFINITIONS..........................       1-2

ARTICLE II  ACQUISITION PROVISIONS..............       2-1

     2.01  Transfer and Assignment of Assets.....      2-1
     2.02  Assets Not Being Acquired.............      2-3
     2.03  Assumption And Payment Of Specific
             Liabilities.........................      2-4
     2.04  Consideration.........................      2-6
     2.05  Post Closing Adjustments..............      2-8
     2.06  Adjustment Upon Recapitalization......      2-9
     2.07  Securities Law Matters................      2-9

ARTICLE III  REPRESENTATIONS AND WARRANTIES.....       3-1

ARTICLE IV  ADDITIONAL COVENANTS AND AGREEMENTS
             OF THE PARTIES......................      4-1

     4.01  Corporate Approval....................      4-1
     4.02  Stockholders' Agreement to Vote.......      4-1
     4.03  Conduct Of Business...................      4-1
     4.04  Negative Covenants....................      4-2
     4.05  Change of Name........................      4-4
     4.06  Recent Certified Financial Statements.      4-5
     4.07  Access................................      4-5
     4.08  Security..............................      4-6
     4.09  Hart-Scott-Rodino Filings.............      4-6
     4.10  Bulk Sales Compliance.................      4-7
     4.11  Best Efforts..........................      4-7
     4.12  Brokers or Finders....................      4-8
     4.13  Notice to Customers...................      4-8
     4.14  Covenants Not to Compete..............      4-9
     4.15  Employment Agreements.................      4-9
     4.16  Reserved..............................      4-9
     4.17  Environmental Matters.................      4-9
     4.18  Real Estate Matters...................      4-10
     4.19  Indebtedness of Employees
             and Stockholders....................      4-10
     4.20  Trade Accounts Receivable Aging.......      4-11
     4.21  Debit Memos...........................      4-11
     4.22  Assets Which May Be Purchased.........      4-11
     4.23  Transitional Provisions...............      4-12
     4.24  Press Release.........................      4-12
     4.25  Exclusive Dealing.....................      4-12
     4.26  Insurance Policies....................      4-13

ARTICLE V  AUDIT................................       5-1

     5.01  Accountant's Reports..................      5-1
     5.02  Asset Value...........................      5-3
     5.03  Liability Value.......................      5-4

ARTICLE VI  THE CLOSING.........................       6-1

     6.01  The Closing...........................      6-1
     6.02  Transfer of Title.....................      6-1
     6.03  Risk of Loss..........................      6-2
     6.04  Other Aspects of Closing..............      6-2
     6.05  Termination...........................      6-3
     6.06  Liability on Termination..............      6-4

ARTICLE VII  CONDITIONS TO THE OBLIGATIONS OF
              EACH PARTY.........................      7-1

     7.01  No Prohibition of Transaction.........      7-1
     7.02  Compliance with Law...................      7-2
     7.03  Proceedings, Documentation
            and Consents.........................      7-2


ARTICLE VIII  CONDITIONS TO THE OBLIGATION OF
              PARENT AND SUBSIDIARY.............       8-1

     8.01  Representations and Warranties True
             at the Closing Date.................      8-1
     8.02  No Material Adverse Change:
             Officers' Certificates..............      8-1
     8.03  Corporation's Performance.............      8-2
     8.04  Necessary Corporate Approvals.........      8-3
     8.05  Resolutions Authorizing The
             Execution Of This Agreement.........      8-3
     8.06  Opinion Of Counsel....................      8-3
     8.07  Investment Letters....................      8-3
     8.08  Satisfactory Searches.................      8-4
     8.09  Covenants Not To Compete..............      8-4
     8.10  Employment Agreements.................      8-4
     8.11  Environmental Review..................      8-4
     8.12  Listing On New York Stock Exchange....      8-4
     8.13  Consents To Transaction...............      8-4
     8.14  Prepayment Of Indebtedness............      8-5
     8.15  Greenville Option and Non-
             disturbance Agreement............         8-5
     8.16  Bulk Sales Compliance.................      8-6
     8.17  Tax Waivers...........................      8-6
     8.18  Results of Investigation..............      8-6
     8.19  Consents to Assignments...............      8-6

ARTICLE IX  CONDITIONS TO THE CORPORATION'S
               OBLIGATION TO CLOSE...............      9-1

     9.01  Representations and Warranties
             True at the Closing.................      9-1
     9.02  Parent's Performance..................      9-1
     9.03  No Material Adverse Change............      9-2
     9.04  Authority.............................      9-2
     9.05  Opinion of Parent's Counsel...........      9-2
     9.06  Listing on New York Stock Exchange....      9-3
     9.07  Employment Agreements.................      9-3

ARTICLE X  SURVIVAL OF REPRESENTATIONS AND
            INDEMNIFICATION......................      10-1

     10.01  Survival Of Representations
              And Warranties.....................      10-1
     10.02  Indemnification By The Corporation
              and Stockholders...................      10-1
     10.03  Indemnification by Parent............      10-4
     10.04  Enforcement of Indemnification
              Rights.............................      10-5
     10.05  Remedies Cumulative..................      10-7
     10.06  Liability for Deficiency.............      10-7
     10.07  Access to Books and Records..........      10-8
     10.08  Taxes................................      10-8
     10.09  Insurance............................      10-9
     10.10  Termination of Employment............      10-10
     10.11  Environmental Cleanup................      10-10
     10.12  Trade Accounts Receivable Guarantee..      10-10
     10.13  Debit Memos..........................      10-12
     10.14  Notes Receivable.....................      10-12
     10.15  Linen Business.......................      10-12
     10.16  Power of Attorney....................      10-14
     10.17  Further Assurances...................      10-16
     10.18  Directions to Escrow Agent...........      10-16

ARTICLE XI  MISCELLANEOUS.......................       11-1

     11.02  Notices..............................      11-1
     11.02  Assignability and Parties in
             Interest............................      11-1
     11.03  Expenses.............................      11-2
     11.04  Collections..........................      11-2
     11.05  Governing Law........................      11-2
     11.06  Counterparts.........................      11-2
     11.07  Headings.............................      11-3
     11.08  Pronouns, etc........................      11-3
     11.09  Complete Agreement...................      11-3
     11.10  Modifications, Amendments
             and Waivers.........................      11-3
     11.11  Severability.........................      11-4
     11.12  Consent to Option....................      11-4

                        APPENDICES


                                                      SECTION
               DESCRIPTION                           REFERENCE
               -------------                         ---------
Appendix A     Escrow Agreement                       2.04(d)
Appendix B     Private Placement Questionnaire        2.07(b)
Appendix C     Covenant Not to Compete                4.14
Appendix D     Employment Agreement                   4.15
Appendix E     Option to Buy Greenville, N.C.
                 Property from Certain
                 Stockholders                         4.18(c)
Appendix F     Opinion of Corporation's Counsel       8.06
Appendix G     Opinion of Parent's Counsel            9.05

                                   AGREEMENT

                                      AND

                             PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") has been made and entered into as of this 30th day of March, 1994, among BERGEN BRUNSWIG

CORPORATION, a New Jersey corporation ("Parent"), its wholly owned subsidiary

DMC ACQUISITION CORP., a North Carolina Corporation ("Subsidiary"), SOUTHEASTERN

HOSPITAL SUPPLY CORPORATION, a North Carolina corporation ("Corporation"), and

ELEANOR B. MANNING, RAY MANNING, JR., BETTY ROUSE, THE O.R. MANNING TRUST AND

CAROL SHORT ("Stockholders"),

                                R E C I T A L S:

     1.   The Parent desires that Subsidiary acquire substantially all of the business, assets, and property of the Corporation, subject to certain of its liabilities, in exchange solely for the Parent's Class A Common Stock, $1.50 par value (the "Stock"), all on the terms and conditions hereinafter set forth,

     NOW, THEREFORE, in consideration of the mutual covenants herein contained,

the parties adopt this Agreement as and for a Plan of Reorganization ("Plan")

under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the

"Code"), and in order to implement such Plan, the parties represent, warrant,

covenant, and agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     The terms defined in this Article (except as otherwise expressly provided in this Agreement) for all purposes of this Agreement shall have the respective meanings specified in this Article.

     1.01 Affiliate shall mean any entity controlling or controlled by the

Corporation or controlled by any entity which controls the Corporation.

     1.02 Agreement shall mean this Agreement, the Supplemental Agreement and all the exhibits and other documents attached to or referred to in either of them, and all amendments and supplements, if any, to either of them.

     1.03 Closing shall mean the meeting of the parties at which all Closing

Documents shall be exchanged by the parties, except for those documents, or other items specifically required to be exchanged at a later time.

     1.04 Closing Date shall mean April 29, 1994, or such other date as agreed to by the parties on which the Closing, occurs.

     1.05 Closing Documents shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement.


                                      1-1

     1.06 CPA shall mean Deloitte & Touche.

     1.07 Debit Memos shall mean memoranda issued by the corporation to its vendors asserting its claim to a credit from such vendors with respect to merchandise returned to the vendor, promotional allowances earned, chargebacks,

or rebates, whether such items are classified by the Corporation as receivables from vendors or reductions of payables to vendors.

     1.08 ERISA shall mean Employee Retirement Income Security Act.

     1.09 Escrow Agent shall mean Wachovia Bank of North Carolina, N.A.

     1.10 GAAP shall mean generally accepted accounting principles applied by the Corporation in a manner consistent with prior periods.

     1.11 Reserved.

     1.12 Knowledge.  Any limitation or qualification of a representation or warranty made by the Corporation or the Stockholders in this Agreement or in the

Supplemental Agreement which is based on "knowledge" shall include facts known to any of the Stockholders.

     1.13 Market Value shall mean the average of the last sale prices of the

Stock on the New York Stock Exchange during the 30 trading days ending 10 days prior to the Closing Date, but such Market Value shall be not greater than

$19-3/8 nor less than $16-3/8.


                                      1-2

     1.14 Net Asset Value shall mean the Corporation's assets to be transferred to Subsidiary pursuant to Section 2.01, as valued pursuant to Section 5.02, less the Corporation's liabilities to be assumed by Subsidiary pursuant to Section

2.03, as valued pursuant to Section 5.03.

     1.15 Notes Receivable shall mean the promissory notes which the Corporation has received from its customers in connection either with the sale of opening orders or to evidence past due open accounts.

     1.16 Parent Representative shall mean any one of the following persons:

Robert E. Martini, Dwight A. Steffensen, Neil F. Dimick or Milan A. Sawdei.

     1.17 Premises shall mean all locations at which the Corporation or its

Subsidiaries do business and, which are listed in Exhibit 2.7.1 to the

Supplemental Agreement.

     1.18 Regulated Substances shall have the meaning ascribed to that term in section 2.24 of the Supplemental Agreement.

     1.19 Representative shall mean any of the following persons:  Ray Manning,

Jr.  or Sammy Short if Ray Manning, Jr. should be unable to act on any matter or matters.

     1.20 SEC shall mean the Securities and Exchange Commission.


                                      1-3

     1.21 Supplemental Agreement shall mean an agreement executed concurrently with this Agreement by the parties to this Agreement containing a series of representations and warranties.

     1.22 Trade Accounts Receivable shall mean all accounts receivable arising from the sale or lease of goods or services to customers in the ordinary course of the Corporation's business and to manufacturers for goods delivered to manufacturers' salesmen.

     1.23 Transaction shall mean the transaction contemplated by this Agreement.

     1.24 Terms Defined in Other Sections.  The following terms are defined elsewhere in this Agreement in the following Sections:

          Act                                               2.07(a)

          Code                                              Recital 2

          Corporation                                       Heading

          Escrow Agreement                                  2.04(d)

          Estimated Net Asset Value                         2.04(b)

          Final Accountant's Report                         5.01(b)

          HSR Act                                           4.09

          Initial Accountant's Report                       5.01(a)

          Inventory                                         2.01(b)

          Linen Business                                    10.15

          Linen Cost                                        10.15

          Linen Loss                                        10.15


                                      1-4

          Linen Receivables                                 10.15

          Loss or Losses                                    10.02

          Obsolete Inventory                                5.02(a)

          Outside Date                                      6.01

          Parent                                            Heading

          Permitted Encumbrances                            8.08

          Plan                                              Recital 2

          Preliminary Balance Sheet                         2.04(b)

          Proposed Statement                                5.01(a)

          Reassigned Receivables                            10.12

          Registration Statement                            2.07(c)

          Saleable Inventory                                5.02(a)

          Stockholders                                      Heading

          Stock                                             Recital 1

          Subsidiary                                        Heading



                                      1-5

                                   ARTICLE II

                             ACQUISITION PROVISIONS

     2.01 Transfer and Assignment of Assets.  On the Closing Date, subject to the terms and conditions set forth in the Agreement, the Corporation shall convey, transfer, assign and deliver to Subsidiary all the Corporation's assets,

properties, and business of every kind, character, and description, whether tangible or intangible, whether real, personal, or mixed, and wherever located on the Closing Date (except for those excluded by Section 2.02 hereof), and

Subsidiary shall accept those assets, including, but not limited to, the following:

     (a)  cash.  All cash in Corporation's banks or in its possession.

     (b)  inventory.  All inventory located at or in route to the Premises which shall be referred to herein as the "Inventory".  The Corporation shall use its best efforts prior to Closing to induce its customers to return promptly any merchandise purchased from the Corporation which those customers intend to return for credit.

     (c)  receivables.  All Trade Accounts Receivable and Notes Receivable owned by the Corporation.

     (d)  real estate.  All real estate leases described on Exhibit 2.7 to the

Supplemental Agreement.


                                      2-1

     (e)  tangibles. All tangible personal property owned by the Corporation.

     (f) equipment leases. Rights of the Corporation under all equipment leases described in Exhibit 2.8 to the Supplemental Agreement.

     (g)  intangibles.  All intangible personal property owned or used by the

Corporation, including but not limited to all distribution, franchise, license agreements, trademarks, tradenames and other intangible assets listed on Exhibit

2.10.1 to the Supplemental Agreement, all computer programs listed on Exhibit

2.10.2 to the Supplemental Agreement, and all material contracts listed in

Exhibit 2.14.1 to the Supplemental Agreement.

     (h)  books and records.  All books, papers, records and files pertaining in any way to the business of the Corporation, including without limitation, sales correspondence, customer lists, credit and sales records, purchasing records,

data processing records, and all documents and records pertaining to the properties and assets to be transferred hereunder.

     (i)  purchase orders.  All outstanding purchase orders received in the ordinary course of business from the Corporation's customers.

     (j)  proposals.  All outstanding proposals, quotations, or bids to customers and all contracts entered into with customers in the ordinary course of business.


                                      2-2

     (k)  telephone numbers.  The Corporation's telephone numbers.

     (1)  claims.  All claims for money due and owing, claims and rights to tax loss carryforwards, rights, if any, under any condemnation proceedings, and all other claims and rights of every kind existing and owned by the Corporation on the Closing Date.

   2.02 Assets Not Being Acquired.  Excluded from the assets to be conveyed,

transferred, assigned by the Corporation and accepted by Subsidiary under

Section 2.01 are:

     (a)  cash for taxes.  Cash in the amount sufficient to pay any federal,

state or local income, franchise, sales or other taxes or business license fees measured by the business done by the Corporation through the Closing Date.  The cash retained by the Corporation pursuant to this section shall be used by the

Corporation to pay those taxes.  The Corporation hereby agrees to pay the same and to hold Subsidiary free and harmless from any claim with respect to those taxes.  In the event that the cash retained pursuant to this section would exceed the amount required to discharge those taxes, the Corporation shall promptly remit the excess cash to Subsidiary.

     (b)  certain assets of linen business.  All raw materials and work-in-progress of the Corporation's Linen Business.


                                      2-3

     (c)  home care business.  All assets, consisting principally of accounts receivable, inventory and equipment, of the Corporation's Home Care business.

     (d)  corporate records.  All of the Corporation's stock transfer records and all other records of the Corporation relating solely to its corporate organization and structure, accounting books of original entry or original supporting vouchers or general ledgers or any records which the Corporation is required by law or government regulations to keep in its possession.

     (e)  malpractice claim.  The pending malpractice claim which the

Corporation has asserted against its former law firm.

   2.03 Assumption And Payment Of Specific Liabilities.

     (a)  debts assumed.  As part consideration for the assignment, conveyance,

and transfer of substantially all of the assets, properties, and business of the

Corporation contemplated hereby, Subsidiary shall, subject to the limitations contained herein, assume and discharge only the debts, liabilities, and obligations of the Corporation hereinafter specified in this Section 2.03(a),

and no others:

     (i)  Debts, liabilities and obligations of the Corporation which are expressly set forth as liabilities on the Corporation's most recent balance sheet annexed to the Supplemental Agreement as Exhibit 2.25, in the amounts and


                                      2-4
only in the amounts of such debts, liabilities, and obligations stated in such balance sheet; provided, however, that Subsidiary shall not assume and discharge any debts, liabilities, and obligations set forth on such balance sheet which have been discharged prior to Closing.

     (ii)  Debts, liabilities and obligations of the Corporation which arise in the ordinary course and conduct of business by the Corporation subsequent to the date of said balance sheet and prior to Closing, including liability for payment for merchandise ordered by the Corporation and not yet received (if such merchandise shall have been ordered in the ordinary course of the Corporation's business) but excluding tax liability for taxes arising out of the business done by the Corporation subsequent to June 30, 1993.

     (iii)  Debts, liabilities, and obligations of the Corporation which arise after the Closing with respect to purchase orders to suppliers and from customers entered into in the ordinary course of the Corporation's business and contracts listed on Exhibit 2.14.1 to the Supplemental Agreement, providing there has been no breach of warranty by the Corporation with respect thereto.

     (iv)  Indebtedness to United Carolina Bank in the amount of $500,000 incurred by the Corporation during February, 1994 to make leasehold improvements in the Premises located at Greenville, North Carolina.


                                      2-5

     (b)  limitation.  Except for the debts, liabilities, and obligations of the

Corporation which Subsidiary has hereinabove expressly agreed to assume or discharge, neither Parent nor Subsidiary shall be responsible for and neither of them is assuming or agreeing to discharge any debts, liabilities, or obligations of the Corporation or the Stockholders, whether accrued now or hereafter and whether known, unknown, contingent, or otherwise.

   2.04 Consideration.

     (a)  shares of stock at closing.  In part consideration for the assignment,

conveyance and transfer by the Corporation contemplated by this Agreement,

Parent shall issue shares of Stock on the Closing Date having a Market Value (as defined) equal to Estimated Net Asset Value plus $5,000,000, subject to later adjustment as provided herein.  The maximum number of shares of Stock to be issued by the Parent pursuant to this Agreement shall be 870,000, subject to adjustment pursuant to Section 2.06.

     (b)  estimated net asset value.  Estimated Net Asset Value shall be the Net

Asset Value of the Corporation as of the end of the month immediately preceding the Closing Date, and shall be based upon unaudited statements prepared by the

Corporation in accordance with GAAP as reflected on the most recent balance sheet of the Corporation which is annexed as Exhibit 2.25 to the Supplemental


                                      2-6

Agreement, as modified in accordance with sections 5.02 and 5.03 of this

Agreement (the "Preliminary Balance Sheet").  The Preliminary Balance Sheet

shall be delivered to the Parent not later than two weeks prior to the Closing

Date and shall be accompanied by a certificate of Ray Manning, Jr. and Sammy

Short to the effect that it fairly presents their estimate of Net Asset Value as of that date.

     (c)  outright.  Seventy percent (70%) of the shares of Stock shall be issued at the Closing in the name of the Corporation and delivered to the

Corporation free of escrow.

     (d) escrow.  Thirty percent (30%) of the shares of Stock issued at the

Closing shall be issued in the name of the Escrow Agent and delivered to the

Escrow Agent, and shall be held by the Escrow Agent pursuant to and in accordance with the terms of an Escrow Agreement substantially in the form of

Appendix A hereto with such changes as may reasonably be required by the Escrow

Agent.  When the post-closing adjustments contemplated by Section 2.05 have been made, the Parent shall cause the Escrow Agent to deliver to the Corporation that number of shares of Stock, if any, which exceed twenty percent (20%) of the total number of shares of Stock issuable to the Corporation pursuant to the

Plan.  When the Corporation or the Stockholders shall have discharged their


                                      2-7
obligations under Sections 10.12 and 10.13, the Parent shall cause the Escrow

Agent to release from the Escrow Sub-Accounts, in accordance with the Escrow

Agreement, that number of shares of Stock, if any, which exceed fifteen percent

(15%) of the total number of shares of Stock issuable to the Corporation pursuant to the Plan.  On May 1, 1999, the Parent shall cause the Escrow Agent to release shares of Stock from escrow in accordance with the Escrow Agreement.

   2.05 Post Closing Adjustments.

     (a)  increased consideration.  If the Net Asset Value as of the Closing

Date, as shown by the Final Accountant's Report prepared pursuant to Article V hereof, shall exceed Estimated Net Asset Value, then the Parent shall issue that number of additional shares of Stock determined by dividing the excess of Net

Asset Value over Estimated Net Asset Value by Market Value.  Seventy percent

(70%) of the additional number of shares shall be delivered to the Corporation and the balance to the Escrow Agent.

     (b)  decreased consideration.  If the Net Asset Value as of the Closing

Date, as shown by the Final Accountant's Report should be less than the

Estimated Net Asset Value, the Parent shall be entitled to a refund of that number of shares of Stock determined by dividing the excess of the Estimated Net

Asset Value over Net Asset Value by Market Value.  Seventy percent (70%) of the


                                      2-8
refunded shares shall be returned by the Corporation, or the Stockholders, and the balance by the Escrow Agent.

   2.06 Adjustment Upon Recapitalization.  The number of shares of Stock to be issued to the Corporation at the Closing and upon issuance of the Final

Accountant's Report, and Market Value, shall be appropriately adjusted in the event that prior to the Closing Date or the issuance of the Final Accountant's

Report, the Stock should be split, combined, or otherwise recapitalized or if any stock dividend should be paid on the Stock or the record date for the payment of any such stock dividend should occur.

   2.07 Securities Law Matters.

     (a)  private offering.  The Corporation and Stockholders understand that the Stock to be issued and delivered to the Corporation hereunder will not be registered under the Securities Act of 1933, as amended (the "Act"), but will be issued in reliance upon the exemption afforded by Section 4(2) of the Act and

Regulation D promulgated by the SEC thereunder, and that the Parent is relying upon the truth and accuracy of the representations set forth in the answers to the questionnaire in the form of Appendix B hereto delivered concurrently with the execution of this Agreement.  Each certificate of Stock issued pursuant to this Agreement shall bear the following legend:


                                      2-9

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR THE NORTH CAROLINA SECURITIES LAW, AS AMENDED, AND MAY NOT BE TRANSFERRED UNLESS THEY ARE SO REGISTERED OR, IN THE OPINION OF COUNSEL ACCEPTABLE TO THIS CORPORATION, SUCH TRANSFER IS EXEMPT FROM REGISTRATION.

The Parent shall give instructions to its transfer agent consistent with the foregoing legend.  Immediately after the SEC shall declare the Registration

Statement to be effective, the Parent shall direct its transfer agent to issue new certificates of Stock, free of any restrictive legend, to replace the certificates of Stock bearing the foregoing legend.

     (b)  limited transfer rights.  Notwithstanding the foregoing, the

Corporation may liquidate and transfer the Stock to its Stockholders after the issuance of the Final Accountant's Report.  Thereafter, a Stockholder may

transfer shares of Stock to one or more members of a group consisting of (i) the spouse or children of any Stockholder, and (ii) one or more trusts for their benefit; provided however, that the transferee in each case will furnish the

Parent with an investment letter in form and substance satisfactory to counsel for the Parent who shall be satisfied with the competence of such persons to give an investment letter.

     (c)  agreement to register Stock.  As soon as practicable after the

Closing, but not more than thirty (30) days thereafter, the Parent shall prepare


                                      2-10
and file a registration statement (the "Registration Statement") on the appropriate form with the SEC pursuant to which the Parent shall register the

Stock to be issued pursuant to this Agreement for resale by the Corporation and the Stockholders.  The Parent shall thereafter use its best efforts to have such

Registration Statement declared effective by the SEC and to keep that

Registration Statement current.  Parent reserves the right to include other shares of Stock in that Registration Statement.

     (d)  costs.  The Parent shall bear all costs incurred in preparing and filing the Registration Statement including, without limitation, all applicable legal fees, accounting fees, printing fees, NASD fees and SEC filing fees.

Parent shall also bear all costs of keeping that Registration Statement current.

     (e)  information.  The Corporation will furnish the Parent with all information concerning the Corporation reasonably required for inclusion in that

Registration Statement.  The Corporation and Stockholders represent and warrant that no information to he furnished to the Parent for such statement or application will contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order


                                      2-11
to make the statements therein not false or misleading or necessary to correct any statement in any earlier information furnished hereunder which has become false or misleading.

     (f)  registration rights not assignable.  The registration rights set forth in paragraph (c) above are personal to the Corporation and the Stockholders and may not be assigned.

     (g)  stock distributions.  For purposes of this Section 2.07, any shares of

Stock which are issued and delivered in accordance with this Agreement shall be deemed to include any securities which may be distributed to each of the

Stockholders with respect to or in exchange for such shares.








                                      2-12

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES


         The Supplemental Agreement is incorporated herein and

         made a part hereof.















                                      3-1

                                  ARTICLE IV

                    ADDITIONAL COVENANTS AND AGREEMENTS OF

                                  THE PARTIES

     4.01 Corporate Approval.  Promptly following the date hereof, the

Corporation will call a special meeting of its stockholders for the purpose of considering and approving this Agreement, the Transaction and the Plan unless it is able to obtain written waivers of notice and written consents to this

Agreement, the Transaction and the Plan from all of its stockholders.  If a meeting is required, the Corporation shall promptly call that meeting by giving written notice to all its stockholders in accordance with its by-laws and the applicable corporation law.  That notice, as well as any notice or waiver of notice and any consent, shall be in form acceptable to the Parent.  Stockholders shall use their best efforts to insure that all corporate action by the

Corporation necessary to the execution, delivery, and full performance of this

Agreement by the Corporation will be duly, promptly, and favorably taken.

     4.02 Stockholders' Agreement to Vote.  The undersigned Stockholders who collectively own 100% of the issued and outstanding capital stock of the

Corporation hereby agree to vote all that stock in favor of the Transaction.


                                      4-1

     4.03 Conduct of Business.  Prior to the Closing Date, the Corporation shall conduct its business only in the ordinary course, except as otherwise permitted by this Agreement or consented to by Parent in writing.  Without limiting the generality of the foregoing covenant, the Corporation shall (a) maintain its certificate of incorporation and by-laws in their respective forms on the date of this Agreement; (b) at all times keep full and complete books and records both consistently and in accordance with GAAP; (c) maintain in full force and effect the insurance policies heretofore maintained by the Corporation (or policies providing substantially the same coverage); (d) preserve its property in good condition; (e) preserve its business organization intact and to preserve for Subsidiary the goodwill of customers, suppliers and others having business relationships with the Corporation; (f) conduct its business in substantial compliance with all laws, regulations and ordinances applicable to its business;

(g) promptly advise Parent in writing of any material adverse change in the business, assets or prospects of the Corporation; (h) furnish to Parent all interim financial statements of the Corporation when they become available to any officer of the Corporation.

     4.04 Negative covenants.  Prior to the Closing Date, the Corporation will not, except as otherwise permitted by this Agreement or consented to by Parent


                                      4-2
in writing, (a) incur any trade accounts payable or make any commitment to purchase quantities of any item of Saleable Inventory in excess of quantities normally purchased in the ordinary course of its business; (b) increase its indebtedness for borrowed money except in the ordinary course of business; (c)

except for agreements disclosed on Exhibit 2.13 to the Supplemental Agreement,

pledge or hypothecate any of the Corporation's assets to secure indebtedness of the Corporation or any other person; (d) guarantee the obligations of any other person; (e) merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or any proprietorship, firm, association,

corporation or other business organization or corporation; (f) increase or decrease the rate of compensation of or pay any unusual compensation to any officer or employee, or enter into any agreement to increase or decrease the rate of compensation of or to pay any unusual compensation to any officer or employee (other than annual bonuses consistent with prior practice); (g) enter into any collective bargaining agreement, or create or modify any pension or profit sharing plan (except as contemplated by this Agreement), bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or increase the level of benefits under any such plan, or increase or


                                      4-3
decrease any severance or termination pay benefit or any other fringe benefit;

(h) make any representation to any one indicating any intention of the

Subsidiary to retain, institute, or provide any employee benefit plans, or represent in any manner that any officer or employee of the Corporation will be employed by the Subsidiary after the Closing, provided, however, the Corporation and the Subsidiary shall jointly meet with the Corporation's employees as soon as practicable following execution of this Agreement to explain employment and benefits to be offered by the Subsidiary upon Closing; (i) issue any shares of its capital stock, any security convertible into or exchangeable for such stock,

or any warrant, option or other right to purchase or acquire such security,

except to persons who are legally bound to vote in favor of the Transaction; (j)

declare or pay any dividend or make any distribution with respect to, or purchase or redeem, shares of its capital stock; (k) sell or dispose of any of its assets otherwise than in the ordinary course of its business; or (l) enter into any contract or commitment of a type required to be disclosed on any exhibit to the Supplemental Agreement other than contracts entered into in the ordinary course of the Corporation's business.

     4.05 Change Of Name.  Among the assets being acquired by Subsidiary is the corporate name of the Corporation.  Accordingly, the Corporation will


                                      4-4
immediately prior to the Closing amend its articles of incorporation and take such other steps as may reasonably be required to change its corporate name to a name, acceptable to Parent, which will not conflict with or be similar to its present name.  The Corporation further agrees to take any and all action reasonably requested by the Parent, at Parent's expense, to enable the Parent or

Subsidiary to use the present corporate name of the Corporation in the State of

Virginia and South Carolina and in other jurisdictions in connection with any business activity which may be conducted by the Subsidiary.

     4.06 Recent Certified Financial Statements.  In order to permit the Parent to comply with the requirements of the NYSE, the Corporation will promptly furnish the Parent with a copy of Exhibit 2.25 to the Supplemental Agreement or other financial statements required by the NYSE certified by the Corporation's chief accounting officer.

     4.07 Access.  Between the date hereof and the Closing Date, the Corporation shall give to Parent Representatives and their designees full access, during normal business hours and upon reasonable notice, in such a manner as not to disrupt normal business activities, to the Premises, property, material contracts and books of accounts and records of the Corporation reasonably relevant to an evaluation of the assets, liabilities and business of the


                                      4-5

Corporation.  The Corporation will also cause its officers to furnish any and all material financial, technical and operating data and other information pertaining to assets, liabilities and business of the Corporation as is reasonably available and as the Parent shall from time to time reasonably request for such purpose.  The Parent will hold, and will cause all of its directors, officers, employees and representatives to hold in complete confidence, all information so obtained and will use such information only for the purpose of evaluating the accuracy of the representations made by the

Corporation and the Stockholders in the Supplemental Agreement.  If the

Transaction is not consummated as contemplated herein, Parent will return all returnable information and data to the Corporation and will not disclose any such data or information to any other person.  Such obligation of confidentiality shall not extend to any information which is shown to have been generally known to others engaged in the same trade or business as the

Corporation, or that is part of public knowledge.

     4.08 Security.  Commencing at the close of business on the day prior to the

Closing Date, Subsidiary shall have the right, together with the Corporation,

but not the obligation., to control ingress and egress from the Premises and to


                                      4-6
secure the Corporation's property against loss.

     4.09 Hart-Scott-Rodino Filings.  The Corporation and the Parent agree to make their respective filings promptly pursuant to the Hart-Scott-Rodino

Antitrust Improvements Act of 1976 (the "HSR Act"), and to use their best efforts, and to cooperate with each other in their efforts, to effect compliance with the HSR Act.

     4.10 Bulk Sales Compliance.  The Corporation shall prepare and deliver to

Subsidiary, at least 20 days prior to the Closing Date and in accordance with the applicable bulk sales law, an affidavit accompanied by a list of the names,

addresses (imprinted on mailing labels) and amounts claimed to be due to the existing creditors of the Corporation.  The Corporation shall use its best efforts to purge from that list duplicate names and names of entities which are not creditors of the Corporation as of the date of that affidavit.  The

Corporation and Subsidiary shall also take such additional action as may be required in order to comply with the provisions of such bulk sales laws which are applicable to it.

     4.11 Best Efforts.  The Corporation, the Stockholders and the Parent shall use their best efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties as may be necessary to transfer the Corporation's property to Subsidiary and to consummate


                                      4-7
the Transaction.  The parties shall also cooperate with and assist each other to cure any deficiency which any one of them is required to cure in order to close the Transaction, provided that any cost associated with such assistance shall be borne by the party requesting the assistance.  If the assignment of such contract or commitment should constitute a breach thereof, and consent to such transfer cannot be obtained, this Agreement shall not constitute an agreement to assign the same, but the Corporation will cooperate with the Parent in any reasonable arrangement designed to provide for Subsidiary the benefits of that contract or commitment, including enforcement for the benefit of Subsidiary of any and all rights of the Corporation against any other party thereto arising but of the breach or cancellation of that contract or commitment by any other party thereto.

     4.12 Brokers or Finders.  Each party agrees to hold the other harmless and to indemnify it against the claims of any persons or entities claiming to be entitled to any brokerage commission, finder's fee, advisory fee or like payment from such other party based upon actions of the indemnifying party in connection with the Transaction. In particular, the Parent will indemnify and defend the

Corporation and the Stockholders from and against any and all claims of R.J.


                                      4-8

Wareham & Co., Incorporated with respect to the Transaction.

     4.13 Notice to Customers.  On or before the Closing Date, each party shall prepare and submit to the other party for approval (which approval shall not be unreasonably withheld) a form letter for mailing to each of the Corporation's customers.  These letters will generally explain as many of the salient aspects of the Transaction as the parties feel are necessary to provide the

Corporation's customers with the information they need to understand and plan their business relationships with the parties after the Closing.  No later than ten (10) days after the Closing Date, Subsidiary, at its expense, shall mail the

Corporation's and Subsidiary's letters to the Corporation's former customers.

     4.14 Covenants Not to Compete.  The Corporation further agrees that it will deliver to the Parent at the Closing covenants not to compete, substantially in the form of Appendix C hereto, signed by each of the persons listed on that

Appendix.

     4.15 Employment Agreements.  At the Closing, the Corporation will deliver to Subsidiary employment agreements in the form of Appendix D hereto signed by each of the persons listed on that Appendix.

     4.16 Reserved.


                                      4-9

     4.17 Environmental Matters.

          testing.  Parent shall have the right, at its expense, to make such environmental studies of the Premises, including tests of the air, subsoil,

groundwater and building materials at each of the Premises as it shall deem necessary to determine whether any Regulated Substances, as defined in section

2.24 of the Supplemental Agreement, are present.

     4.18 Certain Real Estate Matters.

          (a)  When the Subsidiary consolidates the operations presently conducted in one or more Fayetteville Premises into a different facility in the

Fayetteville area, the Corporation and the Stockholders will release the

Subsidiary from all obligations under the leases covering the Premises vacated by the Subsidiary in connection with the consolidation.  Those releases will apply only to obligations which may arise after the Subsidiary vacates any such

Premises.

          (b)  The Stockholders hereby consent to the assignment by the

Corporation to the Subsidiary of all leases which are to be assigned to the

Subsidiary pursuant to this Agreement in which any or all of the Stockholders has a direct or indirect interest as landlord.

          (c)  The Stockholders agree to grant the Subsidiary an option,

substantially in the form of Appendix E hereto, to buy the Premises located in


                                      4-10

Greenville, North Carolina.

          (d)  Not later than 180 days after the closing, Eleanor B. Manning will, at her expense, install a new roof on the premises located at 205 Forsythe

Street, Fayetteville.

     4.19 Indebtedness of Employees and Stockholders. The Corporation will cause any indebtedness owing to it by its employees (other than salesmen's normal draw) or Stockholders to be paid in full at or before the Closing.  The

Corporation will not make any loans to employees or Stockholders prior to the

Closing.

     4.20 Trade Accounts Receivable Aging.  On or promptly following the Closing

Date, the Corporation shall furnish the Subsidiary with a list of its Trade

Accounts Receivable containing an aging of each customer's account.

     4.21 Debit Memos.  On or promptly following the Closing, the Corporation shall furnish the Subsidiary with a list of its Debit Memos which, as of the date of that list, have not resulted in the issuance of credit memos by the

Corporation's vendors but have not been rejected by vendors.

     4.22 Assets Which May Be Purchased.  Ray Manning, Jr. and Sammy Short will each have the option to purchase (a) the Corporation's automobile which he presently uses by paying the Subsidiary the depreciated value of that automobile


                                      4-11
as reflected on the Subsidiary's books at the date of such purchase, provided that option is exercised and that purchase completed within 60 days after the

Closing Date; and (b) any transferable policy of life or health insurance covering him and his family which is now owned by the Corporation, by paying the

Subsidiary the cash surrender value thereof at the date of that purchase,

provided that option is exercised and that purchase completed within 60 days after the Closing Date.

     4.23 Transitional Provisions.  In order to facilitate a smooth transfer of operations from the Corporation to Subsidiary, the Corporation will, promptly following execution of this Agreement, furnish Subsidiary with such data relevant to the Corporation's customers, employees and products as Subsidiary may reasonably require subject to the confidentiality provisions of Section

4.07.  The Corporation will also introduce Subsidiary to as many of the

Corporation's customers, employees and suppliers as Subsidiary may wish to visit.

     4.24 Press Release.  The Corporation and the Parent will issue a press release promptly disclosing the execution of this Agreement.  The Corporation shall not issue any press release about this Agreement until the form of such release has been approved by the Corporation and Parent.


                                      4-12

     4.25 Exclusive Dealing.  Until this Agreement shall be consummated or terminated in accordance with its terms, neither the Corporation nor any

Stockholder shall take, or Permit any other person acting on its or his behalf,

to take or refrain from taking any action, directly or indirectly, to encourage,

initiate or engage in discussions or negotiations with, or provide information to, any person or group other than the Parent with respect to any purchase of the stock of the Corporation or any purchase of substantial assets of or merger with the Corporation other than disclosures consented to in writing by the

Parent.  The Corporation and Stockholders shall promptly notify Parent of any solicitation or inquiry which any of them receive with respect to any such matter.

     4.26 Insurance Policies.  The Corporation will use its best efforts, prior to Closing, to obtain and deliver to Parent copies of all insurance policies purchased by the Corporation covering all periods from January 1, 1988 to the

Closing Date.








                                      4-13

                                    ARTICLE V

                                      AUDIT

     5.01 Accountant's Reports.

          (a)  proposed statement.  The Corporation shall prepare, at its expense, and furnish to the Parent and CPA within thirty (30) days after the

Closing Date, a proposed statement of the Net Asset Value as of the Closing Date

("Proposed Statement").  CPA shall audit that Proposed Statement and shall render a special accountant's report ("Initial Accountant's Report") to the

Corporation and the Parent with respect to the Net Asset Value as of the Closing

Date.  As soon as practicable but, in any event, not more than sixty (60) days after receipt of the Proposed Statement, CPA shall furnish that report concurrently to the Corporation and the Parent along with a schedule of the adjustments made by CPA as well as adjustments passed by CPA, and shall make its work papers with respect to that report available to the Corporation and its accountants no later than the time the Initial Accountant's Report is completed.

          (b)  time for objections.  After CPA shall have furnished copies of the Initial Accountant's Report to the Corporation, if the Corporation should object to that report on the grounds that it has not been made in accordance with this Agreement, it may give written notice of its objection to the Parent within thirty (30) days after its receipt of that report.  If no such assertion


                                      5-1
is made within such thirty (30) day period, or if the Parent and the Corporation agree upon all matters in dispute, that Initial Accountant's Report, as adjusted to reflect any such agreements, shall be final and binding on all parties hereto for the purpose of determining the Net Asset Value as of the Closing Date and shall be referred to as the "Final Accountant's Report".

          (c)  dispute resolution.  If the Parent and the Corporation are unable to resolve all items in dispute within thirty (30) days after the Parent's receipt of the Corporation's written objection to the Initial Accountant's

Report, then those items shall be submitted for resolutions to a third firm of independent certified public accountants jointly selected by the Corporation and by the Parent.  The determination of such third firm with respect to those items shall become a part of the Final Accountant's Report and shall be final and binding upon all parties hereto.  Both parties will use their best efforts to resolve these matters as rapidly as possible.

          (d)  payment of fees.  The Corporation shall pay the fees of its accountants, and the Parent shall pay the fees of CPA, in connection with the preparation and review of the Initial Accountant's Report.  The fees of any third firm employed pursuant to the provisions of paragraph (c) of this Section


                                      5-2
shall be borne one-half by the Parent and one-half by the Corporation.

     5.02 Asset Value.  The Corporation's assets to be transferred to Subsidiary pursuant to the Plan shall be valued in accordance with GAAP except as follows:

          (a)  inventory.  Prior to the Closing, the Corporation and the Parent

shall inspect the inventory and attempt jointly to remove everything which is currently saleable in the ordinary course of the Corporation's business

("Saleable Inventory").  Inventory which is damaged, dirty or obsolete shall be removed and placed in the Corporation's morgue.  "Obsolete Inventory" shall mean disposable inventory which has an expiration date, as of the Closing Date, of three (3) months or less, and medical equipment, medical devices and disposable medical products for which the Corporation has had no sales during the nine (9)

months prior to the Closing Date.  Commencing after the close of business on the

Closing Date, the Corporation and the Parent shall jointly make a physical count of Saleable Inventory owned by the Corporation and located in the Premises.  The

Corporation and the Parent shall each be represented at its own expense by such employees and other representatives as each of them may deem necessary.  Any sales made on or before the Closing Date shall be for the Corporation's account.

Any sales made after the Closing Date shall be for the Subsidiary's account.  A


                                      5-3
sale shall be deemed to occur when a shipment is made.  Saleable Inventory shall be valued at replacement cost on the Closing Date.  Obsolete inventory which is disposable inventory with an expiration date of three (3) months or less as of the Closing Date, damaged inventory and inventory in the Corporation's morgue shall be valued at the amount, if any, realized by the Subsidiary from the sale of that inventory within eighty (80) days after the Closing, less all related sale expenses.  The Subsidiary shall attempt, in the ordinary course of its business to sell the Corporation's other obsolete inventory for a period of six

(6) months after the Closing Date.  Provided that there are not sufficient shares then held by the Escrow Agent, the Corporation shall return to Parent, on demand, shares of Stock valued at Market Value, having an aggregate value equal to the value of such other obsolete inventory which is included in the

Accountant's Final Report but not sold by the Subsidiary within one hundred eighty (180) days after the Closing.

          (b)  trade accounts receivable.  The Trade Accounts Receivable shall he valued as of the Closing Date at face value less advance payments from customers.

          (c) supplies and prepaid expenses.  Supplies and prepaid expenses as of the Closing Date shall be valued at cost.


                                      5-4

     5.03 Liability Value.  The Corporation's liabilities shall be valued in accordance with GAAP except as follows:

          (a)  accounts payable, accrued vacation and other current liabilities.

Accrued vacation and other Current Liabilities shall be valued at the gross amount thereof as of the Closing Date.  Accounts Payable shall be valued at the gross amount thereof less discounts available to the Corporation on the Closing

Date.  Debit Memos which have not been rejected by vendors as of the Closing

Date shall also be deducted from Accounts Payable.

          (b)  prepayment penalties.  Prepayment penalties, if any, on the

Corporation's long term debt that Parent elects to pay off will be booked as a liability of the Corporation as of the Closing Date.  Deferred debt issuance costs, if any, which relate to any such debt which the Parent elects to pay off shall also be booked as a liability as of the Closing Date.







                                      5-5

                                  ARTICLE VI

                                  THE CLOSING

     6.01 The Closing.  The Closing shall take place at the offices of

Singleton, Murray, Craven & Inman, 9517 Raeford Road, Fayetteville, North

Carolina, commencing at 9:00 a.m. local time, provided that all conditions precedent to the obligations of the Corporation and the Parent to close have then been met or waived.  Either party may postpone the Closing for a reasonable period if necessary to enable it to perform any obligations hereunder.  If the

Closing shall not take place on or before the 90th day following the date hereof

(the "Outside Date"), this Agreement may be terminated at the option of either party other than a party whose act or failure to act prevented the Closing from occurring on or before the Outside Date.

     6.02 Transfer Of Title.  On the Closing Date, the Corporation will transfer all its assets (other than those to be excluded pursuant to Section 2.02) to

Subsidiary by bulk or individual assignments which, in the reasonable opinion of the Parent, shall be sufficient to vest in Subsidiary good and marketable title to said assets, subject only to the security interests, liens, encumbrances, and claims reflected in Exhibit 2.13 annexed to the Supplemental Agreement to the


                                      6-1
extent that such security interests secure indebtedness of the Corporation to be assumed by Subsidiary pursuant to Section 2.03.

     6.03 Risk Of Loss.  All risk of loss to the Corporation's assets shall remain in the Corporation  until 12:01 A.M. on the date after the Closing Date.

In the event of any casualty or loss to such assets, the Parent may require the

Corporation at the Closing to assign by specific assignment to Subsidiary all of the Corporation's claims under any and all insurance policies relating to that casualty or loss.  At the Closing, the Corporation will assign to Subsidiary, if requested by Subsidiary, the insurance policies which relate to the assets and business to be transferred to Subsidiary on the Closing Date, including without limitation, all group major medical and other employee benefit insurance, but excluding products liability insurance which the Corporation shall continue in effect for the applicable period of limitations.

     6.04 Other Aspects Of Closing.

          (a)  share certificates; fractional shares.  At the Closing, the

Parent will deliver share certificates covering the number of shares of Stock to be delivered at the Closing pursuant to Section 2.04(a).  All those shares shall be fully paid and nonassessable.  The Parent shall in no event at any time be required to deliver fractional shares of Stock.  The Plan shall contain


                                      6-2
appropriate provisions, or suitable arrangements shall be made, so as to eliminate the requirement for the issuance of any such fractional share.

          (b)  listing.  The Stock required to be delivered at the Closing shall be listed for trading on the New York Stock Exchange, subject to official notice of issuance.  The Parent shall exert its best efforts to obtain such listing and knows of no reason why such listing should be refused.  In the event of the failure to obtain the same for any reason not attributable to the Parent, this

Agreement may be cancelled and terminated at the option of either party, subject to no claim for damages.

     6.05 Termination.  This Agreement may be terminated at any time until completion of the Closing as follows:  (ii) by mutual consent of Parent and the

Corporation; (b) by Parent or the Corporation, respectively, if, at or before the completion of the Closing, any material condition set forth herein upon the obligations of such party, to consummate the Transaction shall not have been duly satisfied or waived; (c) by Parent or the Corporation if the Closing shall not have occurred on or before the Outside Date, but no party shall be entitled to terminate pursuant to this Section if its own acts or failures to act should delay the Closing beyond the Outside Date; or (d) by Parent or the Corporation,


                                      6-3
respectively, if it shall have discovered that any representation or warranty made herein for its benefit, or in any certificate, schedule or document furnished to it, pursuant to this Agreement is untrue in any material respect,

or the Corporation or Parent, respectively, shall have materially defaulted in the performance of any obligation under this Agreement; provided, however, that in order to terminate this Agreement under Section 6.05 (b) or (d), the party seeking to terminate this Agreement shall, upon discovery of such a breach or default, give written notice thereof to the other party and the other party shall fail to cure the breach or default by the later of ten (10) days after receipt of such notice or the Closing Date.

     6.06 Liability on Termination.  Upon any termination of this Agreement pursuant to Section 6.05(a) no party shall have any liability or obligation hereunder (except to observe the confidentiality provisions hereof), and each party shall bear the expenses incurred by it.  If a party should terminate pursuant to Section 6.05(b) because the other party shall have failed to perform any obligation under this Agreement, or pursuant to Section 6.05(d) because it shall have discovered a material misrepresentation or breach of warranty by the other party, the terminating party shall have no liability but the defaulting party shall not be excused from liability to the other party unless it can


                                      6-4
clearly demonstrate that the failure to perform was caused by persons or acts beyond its control.  If the termination is the result of an event described in

Section 6.05(c) above, the terminating party shall have no liability to the other party provided that the terminating party did not delay the closing beyond the Outside Date, but the party causing that delay shall not be excused from liability to the other party unless he or it can clearly demonstrate that such delay was caused by persons or acts beyond his or its control.









                                      6-5

                                  ARTICLE VII

                    CONDITIONS TO OBLIGATION OF EACH PARTY

     The obligation of each party to effect the Transaction shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

     7.01 No Prohibition of Transaction.

          (a)  The waiting period required by 7(b)(1) of the HSR Act and the regulations promulgated thereunder shall have expired without any administrative or judicial proceeding having been instituted by the Federal Trade Commission or the Department of Justice with respect to the Transaction.

          (b)  No third party shall have instituted any suit or proceeding to restrain, enjoin or otherwise prevent the consummation of the Transaction, or to seek damages from or impose obligations upon either party by reason of the

Transaction which, in such party's reasonable judgment, would involve expense or lapse of time that would be materially adverse to that party's interest.

          (c)  No order shall have been issued by any court or administrative body to restrain, enjoin or otherwise prevent consummation of the Transaction.

          (d)  No inquiry shall have been received about the Transaction from the United States Department of Justice, the Federal Trade Commission, the


                                      7-1

Office of the Attorney General or any other office of any State; provided,

however, that Parent may elect to close the Transaction notwithstanding the receipt of any such inquiry if it is willing to assume the risk of doing so.

     7.02 Compliance with Law.  There shall have been obtained any and all permits, approvals and consents of any governmental body or agency which counsel for Parent or for the Corporation may reasonably deem necessary or appropriate so that consummation of the Transaction will be in compliance with laws applicable to the Transaction or to the assets or business of either party.

     7.03 Proceedings, Documentation and Consents.  All proceedings and Closing

Documents contemplated by this Agreement together with all consents to and approvals of the Transaction (the form and substance of all of which shall be reasonably, satisfactory to the parties) as are necessary to effect the Merger,

shall have been obtained.







                                      7-2

                                 ARTICLE VIII

                       CONDITIONS TO THE OBLIGATION OF
                       PARENT AND SUBSIDIARY TO CLOSE

     The obligations of the Parent and Subsidiary hereunder are subject to the satisfaction, on or prior to the Closing Date, of all the following conditions,

compliance with which or the occurrence of which may be waived in whole or in part by the Parent in writing.

     8.01 Representations and Warranties True at the Closing Date.  Except for

changes contemplated by this Agreement and changes which do not individually or in the aggregate have an adverse effect upon the assets or business acquired,

taken as a whole, the representations and warranties of the Corporation and the

Stockholders contained in Article 2 of the Supplemental Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct.  At the Closing, the Corporation and the Stockholders shall have delivered to the Parent a certificate to that effect signed by them or by the Representative on their behalf and dated on and as of the Closing Date.

     8.02 No Material Adverse Change:  Officers' Certificates.  During the

period from December 31, 1993 to the Closing Date, (a) there shall not have been any material adverse change in the financial condition, results of operations or prospects of the Corporation, nor any material loss or damage to its assets,


                                      8-1
whether or not insured, which materially affects its ability to conduct its business; (b) none of the events described in Section 2.29 of the Supplemental

Agreement shall have occurred; and (c) Parent shall have received a certificate dated the Closing Date to the foregoing effect and to the further effect that any liabilities of the Corporation at the Closing Date which were not reflected on the most recent balance sheet set forth on Exhibit 2.25 annexed to the

Supplemental Agreement are only liabilities incurred in the ordinary course of business subsequent to the date of that balance sheet or as otherwise contemplated by this Agreement or the Exhibits to the Supplemental Agreement.

That certificate shall be signed by the Stockholders, individually or by the

Representative on their behalf, and on behalf of the Corporation.  The delivery of those certificates shall in no way diminish the warranties and representations of the Corporation and Stockholders made in this Agreement and the Supplemental Agreement.

     8.03 Corporation's Performance.  Each of the obligations of the Corporation to be performed on or before the Closing Date pursuant to the terms of this

Agreement shall have been duly performed at the Closing Date, and, at the

Closing Date, the Corporation and the Stockholders or the Representative acting on their behalf, shall have delivered to Parent a certificate to that effect dated on and as of the Closing Date.


                                      8-2

     8.04 Necessary Corporate Approvals.  The board of directors and stockholders of the Corporation shall have duly authorized and approved the execution and delivery of this Agreement and the Supplemental Agreement, and all corporate action necessary or proper to authorize the execution, delivery and performance of this Agreement and the Plan, shall have been taken on or prior to the Closing Date.

     8.05 Resolutions Authorizing The Execution Of This Agreement.  At the

Closing, the Corporation will furnish to the Parent copies of the resolutions or consents of the Corporation's board of directors and its stockholders,

appropriately certified by the Corporation's secretary, authorizing the execution, delivery, and performance of this Agreement and the Plan.

     8.06 Opinion Of Counsel.  The Corporation shall have furnished the Parent and Subsidiary with a favorable opinion dated on and as of the Closing Date, of

Singleton, Murray, Craven & Inman, counsel to the Corporation and the

Stockholders, in form of Appendix E hereto.

     8.07 Investment Letters.  On or prior to the Closing Date, each Stockholder shall have executed and delivered to the Parent a letter agreement and questionnaire in the form of Appendix B hereto, it being understood that the

Parent, in issuing the Stock will be relying on the representations of said


                                      8-3
persons as contained in the said letter agreements and questionnaire.

     8.08 Satisfactory Searches.  The Parent shall have received evidence,

satisfactory to it, that (a) the Corporation is duly organized, validly existing and in good standing in its state of incorporation, (b) the Corporation is qualified to do business as a foreign Corporation in Virginia and South

Carolina, and (c) the Corporation has good title to all assets listed on the

Preliminary Balance Sheet free and clear of all liens, security interests,

claims and encumbrances other than those listed in Exhibits 2.8 or 2.13 to the

Supplemental Agreement ("Permitted Encumbrances").

     8.09 Covenants Not To Compete.  On or prior to, the Closing, covenants not to compete in the form of Appendix C hereto shall have been executed by the persons listed on that Appendix and delivered to the Parent.

     8.10 Employment Agreements.  On or prior to the Closing, the employment agreement in the form of Appendix E, hereto shall have been executed by the persons listed on that Appendix and delivered to the Parent.

     8.11 Environmental Review.  The Parent shall not have discovered Regulated

Substances requiring remediation under any federal or state law, rule or regulation in the air, subsoil and groundwater of any of the Premises, nor any improper installation of or leakage from any underground storage tanks on the


                                      8-4

Premises, or any violation of environmental laws, rules or regulations with regard to such tanks on the Premises that shall not have been remediated prior to the Closing Date.

     8.12 Listing On New York Stock Exchange.  The Parent shall have secured approval from the NYSE for the listing of the Stock issuable pursuant to this

Agreement, subject to official notice of issuance thereof.

     8.13 Consents To Transaction.  On or prior to the Closing Date, the

Corporation shall furnish the Parent with consents to the Transaction from the persons listed on Exhibit 2.22 to the Supplemental Agreement.

     8.14 Prepayment Of Indebtedness.  On or before the Closing Date, any and all indebtedness owing to the Corporation by its Stockholders and employees shall have been paid in full.

     8.15 Greenville Option and Non-disturbance Agreement.  On or prior to the

Closing, the Subsidiary shall have received the purchase option contemplated by

Section 4.18(c) and an agreement from the holder of the mortgage of the

Greenville Premises not to disturb the Surviving Corporation's use and occupation of the Premises which is subject to that mortgage.  If the Mortgagee should be unwilling to execute and deliver such a non-disturbance agreement, the


                                      8-5

Corporation may deliver to Parent (in lieu thereof) indemnities from

Stockholders in form and amount satisfactory to Parent.

     8.16 Bulk Sales Compliance.  The Parent shall have received evidence,

satisfactory to it, that the applicable bulk sales statutes have been complied with.

     8.17 Tax Waivers.  The Parent shall have received tax waiver certificates from applicable taxing authorities.

     8.18 Results of Investigation.  The Parent shall have determined in good faith that the results of its investigation do not show any losses, liabilities,

commitments, contingencies or other conditions of or relating to the Corporation which are not set forth or reflected on the financial statements of the

Corporation previously delivered to the Parent or have not been otherwise disclosed to the Parent and which in the aggregate materially and adversely affect the business, financial condition, properties, results of operations,

forecasts or prospects of the Corporation.

     8.19 Consents To Assignments.  On or prior to the Closing Date, the

Corporation shall furnish the Parent with consents to the assignment or subletting of such leases, agreements, material contracts, bids, or proposals made by the Corporation as in the opinion of the Parent or its counsel are required to permit Subsidiary to enjoy the benefits thereof.



                                      8-6

                                  ARTICLE IX

             CONDITIONS TO THE CORPORATION's OBLIGATION TO CLOSE

     The obligations of the Corporation hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions,

compliance with which, or the occurrence of which may be waived in whole or in part in writing by the Corporation.

     9.01 Representations and Warranties True at the Closing.  The

representations and warranties of Parent contained in Section 3 of the

Supplemental Agreement shall be deemed to have been made again at and as of the

Closing Date and shall then be true and correct in all material respects and, at the Closing Date, except for changes in the ordinary course of business and changes to the Parent's capital structure, Parent shall have delivered to the

Corporation a certificate to such effect, signed by any Parent Representatives and dated on and as of the Closing Date.

     9.02 Parent's Performance.  Each of the obligations of Parent to be performed on or before the Closing Date, pursuant to the terms of this

Agreement, shall have been duly performed at the Closing Date, and, at the

Closing Date, Parent shall have delivered to the Corporation a certificate to such effect signed by any Parent Representative.  There shall have been no change in Parent's consolidated financial or business condition or commitments


                                      9-1
nor any litigation or proceeding, actual or threatened, which is reasonably likely to prevent Parent or the Subsidiary from performing any obligation undertaken by it under this Agreement which is to be performed after the

Closing.

     9.03 No Material Adverse Change.  During the period from the date of this

Agreement to the Closing Date, there shall not have been any material adverse change in the consolidated financial condition, results of operations or prospects of the Parent and its subsidiaries, taken as a whole, nor any material loss or damage to its assets, whether or not insured, which materially affects the Parent's ability to conduct its business, and Parent shall have delivered to the Corporation a certificate to that effect signed by any Parent Representative dated on and as of the Closing Date.

     9.04 Authority.  All actions required to be taken by or on the part of

Parent and the Subsidiary to authorize the execution, delivery and performance of this Agreement by Parent and the Subsidiary and the consummation of the

Transaction shall have been duly and validly taken by the respective Boards of

Directors of Parent and Subsidiary, and Parent shall have delivered to the

Corporation a certificate to that effect, signed by any Parent Representative.


                                      9-2

     9.05 Opinion of Parent's Counsel.  Parent shall have furnished the

Corporation with an opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.C.,

counsel to Parent, dated the Closing Date, in the form of Appendix F hereto.  As to any matter contained in that opinion which involves other than federal or New

Jersey law, such counsel may rely upon the opinion of local counsel satisfactory to the Corporation.  All those opinions may expressly rely as to matters of fact upon certificates or appropriate officers of Parent or appropriate governmental officials.  Copies of all those opinions and certificates shall be delivered to the Corporation.

     9.06 Listing on New York Stock Exchange.  The Stock issuable pursuant to this Agreement will have been approved for listing on the NYSE, subject to official notice of issuance.

     9.07 Employment Agreements.  On or prior to the Closing, employment agreements in the form of Appendix D hereto shall have been executed by the

Subsidiary and delivered to the persons listed on that Appendix.







                                      9-3

                                   ARTICLE X

                 SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

    10.01 Survival Of Representations And Warranties.  All statements contained in any exhibit or certificate or other instrument delivered or to be delivered by or on behalf of the parties hereto, or in connection with the Transaction,

shall be deemed representations and warranties hereunder.  All such representations, warranties, and agreements shall survive the Closing and any audit or investigation made by or on behalf of the parties.  Consummation of the

Transaction shall not be deemed or construed to be a waiver of any right or remedy possessed by any party hereto, notwithstanding that such party knew or should have known at the time of Closing that such right or remedy existed.

    10.02 Indemnification By The Corporation and Stockholders.

          (a)  obligation to indemnify.  The Corporation and Stockholders jointly and severally agree to and do hereby indemnify, and agree to defend and hold Parent and Subsidiary and their respective directors, officers, employees,

fiduciaries, agents and affiliates, and each other person, if any, who controls such persons harmless against any claims, actions, suits, proceedings,

investigations, losses, expenses, damages, obligations, liabilities, judgments,


                                     10-1
fines, fees, costs and expenses (including costs and reasonable attorneys' fees)

and amounts paid in settlement of any pending, threatened or completed claim,

action, suit, proceeding or investigation (collectively "Loss" or "Losses")

which arise or result from or are related to (i) any breach or failure of the

Corporation and Stockholders to perform any of their covenants or agreements set forth herein, (ii) the inaccuracy of any representation or warranty made by the

Corporation and Stockholders herein or in the Supplemental Agreement without regard to any knowledge qualification, (iii) any fixed or contingent obligation or liability of the Corporation (including but not limited to liabilities arising in torts, contracts, guarantees and indemnities) which existed as of the

Closing Date in excess of any provisions for such obligation or liability in the

Final Accountant's Report, (iv) any liability for taxes, including federal,

state and local income taxes, franchise, business license fees, personal property, real property, sales, use and any other tax relating to the assets of the Corporation or the business of the Corporation for all periods up to and including the Closing Date other than those which Subsidiary has agreed,

pursuant to Section 2.03, to assume and which are accrued as liabilities of the

Corporation or reserved on the Final Accountant's Report, together with interest and penalties and additions to tax, if any, arising out of tax assessments, (v)



                                     10-2
any liability for federal, state or local income taxes resulting from the

Transaction, (vi) any underground storage tank located at any of the Premises,

(vii) the purchase or sale by the Corporation of prescription drug products which the Corporation purchased from sources other than the manufacturer or a distributor authorized by manufacturer to distribute those products, (viii) any liability or costs arising out of the litigation and claims disclosed in Section

2.28 of the Supplemental Agreement or on Exhibit 2.28 annexed to the

Supplemental Agreement.  No liability shall attach under this Section 10.02,

however, until the Parent or Subsidiary has incurred a Loss or Losses in the aggregate totalling Fifty Thousand dollars ($50,000).

          (b)  reimbursement on demand.  The Stockholders will reimburse the

Parent and Subsidiary from time to time on demand, after compliance with Section

10.04, for (i) any payment made by the Parent or Subsidiary at any time in respect of any liability, obligation or claim, and (ii) any Loss which the

Parent or Subsidiary may sustain or incur, to which the foregoing indemnity relates.

          (c)  set-off.  The Parent and Subsidiary shall have the right, after compliance with Section 10.04, to set off any sum owed to the Parent or

Subsidiary by the Corporation or by Stockholders or any of them pursuant to the foregoing indemnity, against any sum owed to the Corporation or any Stockholder


                                     10-3
by the Parent or Subsidiary.  The Parent may, at its option, exercise its offset rights by reducing the number of shares of Stock issuable pursuant to Sections

2.04 and 2.05 by the Market Value of those shares equal to the amount of the offset.  Exercise of such right of setoff shall not be a waiver of any other rights or remedies which the Parent or Subsidiary may have against the

Corporation or Stockholders or any of them.  Such right of setoff shall not limit the liability of the Corporation and Stockholders hereunder, and such right shall be in addition to, and not in lieu of, any other rights and remedies that the Parent or Subsidiary may have against the Corporation or Stockholders or any of them pursuant to this Agreement.

          (d)  return of stock.  The Corporation shall return to the Parent, on demand, after compliance with Section 10.04, shares of Stock, valued at Market

Value having an aggregate value equal to the amount of the Loss, calculated in accordance with Section 10.04(d) in excess of any deductible or cushion provided for in Section 10.02(a).  Parent shall first make demand upon the Escrow Agent for the return of shares held in Escrow.

    10.03 Indemnification by Parent.  Parent agrees to and does hereby indemnify and hold the Corporation and the Stockholders harmless against any claims,


                                     10-4
losses, damages, expenses or liabilities (including costs and reasonable attorney's fees) resulting to the Corporation and the Stockholders from (a) any breach or failure of Parent to perform any of its covenants or agreements set forth herein, or (b) the inaccuracy of any representations or warranties made by

Parent and the Subsidiary herein.

    10.04 Enforcement of Indemnification Rights.

          (a)  notification.  Any person or entity seeking enforcement of indemnification rights hereunder shall notify each potentially liable person or entity of (i) any payment made in respect of any liability, obligation or claim to which the foregoing indemnity applies, (ii) any Loss which such person or entity may sustain or incur, to which the foregoing indemnity relates, and (iii)

any claim made or suit filed against such person or entity with respect to the

Corporation, its assets or this Agreement.  Such notification shall include a specific demand for indemnification and defense if such person or entity wishes to assert his or its indemnification rights hereunder.

          (b)  disputes.  If there is any dispute as to the right of indemnification and defense hereunder, the disputing party shall give the other party written notice of such dispute, specifying in detail the basis of the dispute, not later than 20 days after receipt of demand for indemnification.  If the dispute cannot be resolved amicably, either party may institute suit against


                                     10-5
the other party in the United States District Court for the Eastern District of

North Carolina, to resolve the matter.  All parties hereby waive the right to a jury trial in any such law suit.

          (c)  time limit.  If there is no dispute as to the right to indemnification with respect to any such demand, within such 20 day period, time being of the essence, or upon resolution of any such dispute by the parties or by a court, the person or entity entitled to indemnification shall be promptly paid the amount of such demand, the amount agreed to by the parties or the amount ordered by a court.

          (d)  calculation of Loss.  In determining the amount of any Loss, net after tax proceeds of insurance received shall reduce the Loss.  Tax benefits,

if any, derived from such Loss by the party seeking indemnification shall not reduce the loss, unless the amount paid to indemnify it for such Loss shall not be treated by it as income subject to federal or state income tax, in which event the amount of the Loss shall be reduced by the tax benefits derived therefrom.

          (e)  Litigation Procedure.  If Parent notifies the Representative of the commencement of an action against Parent and/or the Subsidiary,

Representative will be entitled, at his own expense, to (i) participate in and


                                     10-6

(ii) assume the defense of the action.  If the Representative wishes to assume the defense of that action, counsel selected by the Representative shall be reasonably satisfactory to the Parent, and the Parent shall cooperate in all reasonable respects, at its cost and expense, with the Representative and such counsel in the investigation and defense of that action and any appeal arising therefrom.  After Representative shall notify the Parent of his election to assume the defense of any such actions, the Stockholders will not be liable to the Parent under this Article X for any legal fees or other expense subsequently incurred by Parent in connection with the defense thereof.  Even if the

Representative should assume the defense of any such actions, the Parent shall have the right at its expense to participate in the defense thereof.  If the

Representative assumes the defense of any such actions, he shall not settle or otherwise compromise any such action which could materially affect the continuing business of the Subsidiary without the prior written consent of the

Parent.  If the Representative should fail or refuse to assume the defense of any such action, the Stockholders shall jointly and severally reimburse the

Parent for the fees and expenses of counsel engaged by it to defend that action.

    10.05 Remedies Cumulative.  Persons or entities entitled to indemnification hereunder shall be entitled to such indemnification from time to time and shall


                                     10-7
be entitled to rely upon one or more provisions of this Agreement without waiving its right to rely upon any other provisions at the same time or any other time.

    10.06 Liability for Deficiency.  The Corporation, and Stockholders shall be jointly and severally liable to, and shall promptly pay, Parent on demand for any amounts which Parent or Subsidiary is entitled to receive under any Section of Article X which Parent does not receive from the Escrow Agent.  The

Corporation and Stockholders each understand and acknowledge that their liability is not limited to the assets held by the Escrow Agent.  The Parent and

Subsidiary shall be jointly and severally liable to, and shall promptly pay,

Corporation and Stockholders on demand any amounts which any of the Corporation,

and Stockholders are entitled to receive under any section of Article X.

    10.07 Access to Books and Records.  After the Closing, the Subsidiary will give the Corporation and the Representative (i) access to the books, records and files acquired from the Corporation, which it will preserve in usable condition,

for a period of five years; (ii) access to such of the books, records and files as may then be preserved in the Parent's discretion, and (iii) access to its accounting personnel and to the tax and accounting records of the Corporation in


                                     10-8
order to enable the Corporation to prepare final tax and personnel reports required of the Corporation as a result of the Transaction; provided, however,

Subsidiary may terminate its obligation under subsection (i) hereof at any time by delivering all such books, records and files to the Corporation or the

Representative.

    10.08 Taxes.

          (a)  tax returns.  The Corporation shall prepare and file all final federal, state and local tax returns with respect to its operations up to the

Closing Date, and shall submit all such returns to the Parent not less than 30 days prior to the date on which such returns are required to be filed.  The

Corporation shall make any adjustments in such returns as may reasonably be required by the Parent to conform with the tax accrual set forth in the Final

Accountant's Report as finally determined under Section 5.01.  Approval of such returns by the Parent shall not impose any liability for the accuracy of such returns on the Parent.

          (b)  payment of taxes.  The Corporation and Stockholders shall pay any federal, state or local income, or gross receipt taxes, or business license fees, if any, which are imposed on the Corporation or the Stockholders as a result of the Transaction or imposed on the Corporation, the Stockholders, the

Parent or any of its affiliates as a result of any steps taken by the


                                     10-9

Corporation, any Associate, or Stockholders, at any time prior to the

Transaction, and all federal, state, or local taxes upon or related to the

Corporation's assets, business or employees' compensation, accrued as of the

Closing Date.  The Corporation reserves the right to contest any and all taxes which may be assessed or proposed against it, provided that it shall indemnify and hold the Parent, the Subsidiary and their affiliates harmless from any claim, loss or liability resulting from such tax or alleged tax liability.

After the liquidation of the Corporation, the Representative shall have the right to contest taxes against the Corporation and the Stockholder; provided that the Stockholders shall then agree jointly and severally to indemnify and hold the Parent, the Subsidiary and their affiliates harmless against any such claim, loss or liability.

    10.09 Insurance.  The Corporation will maintain in force, for the applicable time periods of limitations upon the commencement of litigation, the public liability insurance policies listed on Exhibit 2.19 annexed to the Supplemental

Agreement with respect to all acts which shall have occurred prior to the time that risk of loss passes to Subsidiary pursuant to this Agreement.

    10.10 Termination of Employment.  The Corporation will, immediately prior to the Closing Date, issue appropriate notices cancelling each and every employment


                                     10-10
agreement, retainer, consulting agreement, and shall terminate all employees of the Corporation as of the Closing Date.  Subsidiary shall simultaneously offer employment to all employees of the Corporation effective on the Closing Date.

The Corporation and Subsidiary shall adjust the payroll for such employees as of the close of business on the Closing Date.  For a period of not less than one

(1) year following the Closing, the Subsidiary will not reduce the commission rates from those reflected on the Sales Representative Commission Schedule annexed as part of Exhibit 2.17.1 to the Supplemental Agreement.

    10.11 Environmental Cleanup.  Representative shall direct the Escrow Agent to reimburse the Parent for any environmental cleanup costs incurred by the

Corporation in excess of the accrual for that purpose included in the Final

Accountants Report.

    10.12 Trade Accounts Receivable Guarantee.

          (a) general.  Subsidiary shall use its best efforts (but shall not be obligated to threaten or to commence litigation) to collect all Trade Accounts

Receivable assigned hereunder in the ordinary course of its business, provided that Subsidiary shall have the right, at any time after the 180th day and before the 210th day following the Closing, to assign to the Corporation the uncollected portion of any Trade Accounts Receivables included in the Final


                                     10-11

Accountant's Report which have not been collected by the Subsidiary within 180 days after the Closing ("Reassigned Receivables").  The Subsidiary shall deliver to the Corporation all documents which relate to the Reassigned Receivables and any similar documents generated by the Subsidiary after the date hereof.  The

Subsidiary shall cooperate with the Corporation in any reasonable collection efforts relating to the Reassigned Receivables.  Provided that there are not sufficient shares then held by the Escrow Agent, the Corporation shall return to

Parent, on demand, shares of Stock valued at the Market Value, having an aggregate value, equal to the face amount of the Reassigned Receivable less any credits and amounts prepaid by the account debtor and not previously applied against that debtor's account.

          (b)  application of collections.  To the extent that the Subsidiary shall continue to do business with the Corporation's customers who owe the

Corporation money as of the Closing Date, the parties agree that, in the absence of specific customer instructions to apply, or not to apply, payments to specific invoices, the payments received by the Subsidiary from those customers subsequent to such date shall be applied against the oldest outstanding balances of such Reassigned Receivables.  Credits, if any, which Subsidiary may issue to any account debtor with respect to the return of merchandise sold by the


                                     10-12

Corporation to that account debtor shall be credited against the oldest outstanding balances of such Reassigned Receivables.  Commencing sixty (60) days after the Closing, and monthly thereafter, Subsidiary will furnish the

Representative with a monthly trial balance of Trade Accounts Receivable acquired from the Corporation.

    10.13 Debit Memos.  Provided that there are not sufficient shares then held by the Escrow Agent, the Corporation shall return to Parent, on demand, shares of Stock valued at Market Value, having an aggregate value equal to the aggregate amount of Debit Memos included in the Final Accountant's Report as a reduction of trade payables of the Corporation, to the extent that any vendors should, within 180 days after the Closing, reject or refuse to honor Debit Memos issued by the Corporation on or before the Closing Date.

    10.14 Notes Receivable.  If any Note Receivable assigned to Subsidiary at the Closing should then be or thereafter go into default, provided that there are not sufficient shares then held by the Escrow Agent, the Corporation shall return to Parent, on demand, shares of Stock valued at Market Value, having an aggregate value equal to the unpaid principal amount of any accrued and unpaid interest on such note.

    10.15 Linen Business.  Among the assets and liabilities of the Corporation


                                     10-13
to be transferred to the Subsidiary pursuant to this Agreement are inventory,

Trade Accounts Receivable and Accounts Payable relating to the Corporation's linen business (the "Linen Business").  The Corporation and the Stockholders

understand that the Subsidiary has agreed to acquire the Linen Business subject to the following:

          (a)  The Subsidiary will only acquire linen finished goods in the

Corporation's inventory on the Closing Date and will not purchase any linen finished goods produced by the Corporation after the Closing.

          (b)  For six (6) months following the Closing, the Subsidiary will offer to sell the linen finished goods at Subsidiary's Linen Cost plus ten percent (10%) or at any other price specified from time to time by the

Representative.  Subsidiary's Linen Cost shall mean the value of the assets of the Linen Business transferred to the Subsidiary and the liabilities of the

Linen Business assumed by the Subsidiary and reflected in the Final Accountant's

Report.

          (c)  The Corporation and the Stockholders jointly and severally agree to return shares of Stock to the Parent, on demand made at any time more than one hundred eighty (180) days after the Closing, which have an aggregate Market

Value equal to the "Linen Loss", if any, which the Subsidiary shall have incurred with respect to the Linen Business.  "Linen Loss" shall mean the


                                     10-14
difference between the Linen Cost plus ten percent (10%) and the proceeds realized by the Subsidiary from the sale of linen finished goods.  For the purpose of this subsection, "proceeds" shall be deemed to include Trade Accounts

Receivable arising from the sale by the Subsidiary of linen finished goods after the Closing ("Linen Receivables").

          (d)  The Corporation and the Stockholders jointly and severally agree to return shares of Stock to the Parent, on demand made at any time after the

210th day following the Closing which have an aggregate Market Value equal to the uncollected portion of any Linen Receivables.  The Subsidiary shall deliver to the Corporation all documents which relate to the reassigned Linen

Receivables.  Trade Accounts Receivable which arose out of the sale by the

Corporation of linen finished goods prior to the Closing are the subject of a separate guarantee set forth in Section 10.12.

          (e)  The Corporation and the Stockholders understand and agree that all shares of Stock which become returnable to the Parent pursuant to this

Section 10.15 will be returnable by them and will not be deducted from any shares of Stock held in escrow pursuant to Section 2.04(d).

    10.16 Power of Attorney.  The Corporation and each of the Stockholders hereby appoints the Representative designated in Section 1.19, and any successor


                                     10-15
named therein, to act as his or her attorney-in-fact, in his or her name to take any and all actions that may, on the part of the Stockholders or the

Corporation, be necessary or appropriate pursuant to the terms of this

Agreement, including but not limited to the following:

          (a)  To execute and deliver the Escrow Agreement, the closing certificates required by Section 8.01, 8.02 and 8.03 and any other document or instruments which may, in said attorney-in-fact's sole discretion, be necessary or appropriate to consummate the Transaction;

          (b)  To execute and deliver amendments of any nature of this

Agreement, the Supplementary Agreement, the Escrow Agreement and any other agreement or document to be executed and delivered pursuant to this Agreement;

          (c)  To grant waivers of the Corporations, and the Stockholders'

rights hereunder;

          (d)  To accept and give receipts for the Stock;

          (e)  To indemnify the Parent pursuant to the terms of this Agreement;
and

          (f)  To take any and all other action as said attorney-in-fact, in his sole discretion, deems necessary or advisable to consummate the Transaction.

Said attorney-in-fact shall not be liable to the Corporation or the Stockholders for any action taken or omission made, and each of the undersigned hereby ratifies all that said attorney-in-fact may do or cause to be done hereunder.


                                     10-16

Said attorney-in-fact shall be entitled to appoint a substitute attorney-in-fact should he be unable to perform hereunder.  The authority conferred by this

Section is irrevocable and, as said attorney-in-fact is a substantial stockholder of the Corporation, this power-of- attorney is deemed coupled with an interest and shall survive any eventuality affecting the Corporation and any

Stockholder granting this power of attorney.

    10.17 Further Assurances.  The Corporation and Stockholders shall take such action and deliver such documents as Subsidiary may reasonably request from time to time to perfect Subsidiary's title and ability to use and dispose of the assets to be acquired from the Corporation pursuant to this Agreement.  The

Corporation further agrees, at the request of Subsidiary, to prosecute or otherwise enforce in its own name for the benefit of Subsidiary any and all claims in the name of the Corporation and at Subsidiary's expense (unless such prosecution or enforcement is necessitated by default of the Corporation hereunder) including any claims or rights in the name of the Corporation which,

or the benefits of which, are transferred to Subsidiary pursuant to this

Agreement and which are required to be prosecuted or otherwise enforced in the

Corporation's name.

    10.18 Direction to Escrow Agent.  Whenever the Parent shall be entitled,


                                     10-17
pursuant to the provisions of this Agreement, to receive a refund of Shares of

Stock from the Escrow, the Corporation and the Stockholders shall promptly direct the Escrow Agent to return these Shares of Stock to the Parent.
















                                     10-18

                                  ARTICLE XI

                                MISCELLANEOUS

    11-01 Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed delivered if delivered by hand, by telecopier, by carrier or mailed by certified or registered mail,

postage prepaid, addressed as follows:

    If to Parent, Subsidiary or Parent Representative:

                       Bergen Brunswig Corporation
                       4000 Metropolitan Drive
                       Orange, CA 92668-3510
                       Attn: Milan A. Sawdei
                       Executive Vice President
                       Chief Legal Officer
                       Fax No. (714) 978-7415

     with a copy to:

                       Richard M. Sandler, Esq.
                       Lowenstein, Sandler, Kohl, Fisher & Boylan
                       65 Livingston Avenue
                       Roseland, NJ 07068
                       Fax No. (201) 992-5820

     If to the Corporation, Stockholders or the Representative:

                       Southeastern Hospital Supply Corporation
                       205 Forsythe Street
                       Fayetteville, NC 28305

     with copy to:

                       Ocie F. Murray, Jr., Esq.
                       Singleton, Murray, Craven & Truman
                       2517 Raeford Road
                       Fayetteville, NC 28305
                       Fax No. 910-483-6822


                                     11-1

    11.02 Assignability and Parties in Interest.  This Agreement shall not be assignable by any of the parties hereto without the consent of all other parties hereto; provided, however, that Parent may assign to any subsidiary all of its rights and obligations hereunder, but such assignment shall not relieve Parent of direct and primary responsibility for its obligations hereunder.  This

Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.  Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

    11.03 Expenses.  Each party shall, except as otherwise specifically provided, bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the preparation of this Agreement and consummation of the Transaction.

    11.04 Collections.  From and after the Closing, the Subsidiary shall have the full right and authority, at its expense, to collect for its account all

Trade Accounts Receivable and Notes Receivable which have been assigned to it as provided in this Agreement and to endorse with the name of the Corporation any checks or drafts received on account of such Trade Accounts Receivable and Notes

Receivable.


                                     11-2

    11.05 Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina except that

New Jersey law shall govern the corporate actions to be taken by the Parent.

    11.06 Counterparts.  This Agreement may be executed as of the same effective date in one or more counterparts, each of which shall be deemed an original.

    11.07 Headings.  The headings and subheadings contained in this Agreement are included solely for ease of reference, and are not intended to give a full description of the contents of any particular Section, shall not be given any weight whatever in interpreting any provision of this Agreement.

    11.08 Pronouns, etc.  Use of male, female and neuter pronouns in the singular or plural shall be understood to include each of the other pronouns as the context requires.  The word "and" includes the word "or".  The word "or" is disjunctive but not necessarily exclusive.

    11.09 Complete Agreement.  This Agreement, the Appendices hereto, the

Supplemental Agreement, the Exhibits thereto, and the documents delivered pursuant hereto or referred to herein or therein contain the entire agreement between the parties with respect to the Transaction and, except as provided herein, supersede all previous negotiations, commitments and writings.


                                     11-3

    11.10 Modifications, Amendments and Waivers.  This Agreement shall not be modified or amended except by a writing signed by both parties.  Prior to the

Closing, the Corporation may amend any of the exhibits to the Supplemental

Agreement by giving the Parent notice of such amendments.  If such amended disclosures reveal materially adverse information about the Corporation's business or assets, Parent may terminate this Agreement without liability to the

Corporation or the Stockholders.

    11.11 Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner adverse to any party hereto.  Upon any such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that the Transaction are consummated to the extent possible.

    11.12 Consent to Option.  Daphne Manning and Sammy Short have executed this

Agreement solely for the purpose of acknowledging their agreement to enter into the Option Agreement referred to in Section 4.18(c).


                                     11-4

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


Stockholders                                   BERGEN BRUNSWIG CORPORATION



/s/ Eleanor B. Manning                         By:/s/ Milan A. Sawdei
- ---------------------------                       ------------------------------
Eleanor B. Manning                                Milan A. Sawdei,
                                                  Executive Vice President


/s/ Ray Manning, Jr.
- ---------------------------
Ray Manning, Jr.


/s/ Betty Rouse
- ---------------------------
Betty Rouse                                    DMC ACQUISITION CORP.


/s/ Carol Short                                By:/s/ Cullen F. Smith
- ---------------------------                       ------------------------------
Carol Short                                       Cullen F. Smith, President

                                               SOUTHEASTERN HOSPITAL SUPPLY
                                                  CORPORATION

                                               By:/s/ Ray Manning, Jr.
                                                  ------------------------------
                                                  Ray Manning, Jr., President

The O.R. Manning Trust


By:/s/ Ray Manning, Jr.
- ---------------------------
   Ray Manning, Jr., Trustee


By:/s/ Carol Short
- ---------------------------
   Carol Short, Trustee


/s/ Daphne Manning
- ---------------------------
Daphne Manning


/s/ Sammy Short
- ---------------------------
Sammy Short


                                     11-5